                                                         SEC File No. 333-59150
                                               Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 8
(To prospectus dated July 16, 2001)

                            COX COMMUNICATIONS, INC.
                       CONVERTIBLE SENIOR NOTES DUE 2021

         This prospectus supplement no. 8 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001, prospectus supplement no. 3 dated August 30, 2001, prospectus supplement no. 4 dated September 11, 2001, prospectus supplement no. 5 dated October 2, 2001, prospectus supplement no. 6 dated October 12, 2001 and prospectus supplement no. 7 dated October 26, 2001 relating to the resale of Cox's convertible senior notes due 2021 and the shares of Cox's Class A common stock issuable upon conversion of the notes.

         The table and footnotes on pages 37 through 41 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible senior notes held and shares of Class A common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by
(i) adding Merrill Lynch Pierce Fenner & Smith Incorporated and (ii) replacing the information contained in the table for the category "Any other holder of notes or future transferee, pledgee, donee or successor of any such other holder" with the corresponding information set forth below.


                                                  PRINCIPAL      PRINCIPAL                                              SHARES OF
                                                   AMOUNT        AMOUNT AT     SHARES OF CLASS A                     CLASS A COMMON
                                                 AT MATURITY    MATURITY OF      COMMON STOCK         SHARES OF           STOCK
                                                  OF NOTES      NOTES OWNED     BENEFICIALLY        CLASS A COMMON    BENEFICIALLY
                                                  OWNED AND      AFTER THE       OWNED PRIOR        STOCK OFFERED     OWNED AFTER
SELLING HOLDERS                                   OFFERED        OFFERING        TO OFFERING           HEREBY         THE OFFERING
---------------                                  -----------    -----------    -----------------    --------------   --------------

Merrill Lynch Pierce Fenner & Smith
  Incorporated(1) .....................           13,750,000       none              162,435              162,435            0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other
  holder(2) ...........................           85,945,000       none            1,015,311            1,015,311            0

---------
(1) Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. In addition, Merrill Lynch Pierce Fenner & Smith Incorporated holds 7,552 of our Premium PHONES.

(2) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

         The prospectus, together with this prospectus supplement no. 8, prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the Class A common stock issuable upon conversion of the notes.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is November 21, 2001.

         The following table sets forth, as of November 20, 2001, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through November 20, 2001 and by the indenture trustee for the convertible notes.


                                                       PRINCIPAL      PRINCIPAL                                         SHARES OF
                                                        AMOUNT        AMOUNT AT   SHARES OF CLASS A                   CLASS A STOCK
                                                      AT MATURITY    MATURITY OF    COMMON STOCK        SHARES OF       COMMON
                                                        OF NOTES     NOTES OWNED    BENEFICIALLY     CLASS A COMMON   BENEFICIALLY
                                                       OWNED AND      AFTER THE     OWNED PRIOR       STOCK OFFERED   OWNED AFTER
SELLING HOLDERS(1)                                     OFFERED(2)    OFFERING(3)    TO OFFERING        HEREBY(4)(5)  THE OFFERING(3)
---------------------------                           -----------    -----------  -----------------  -------------- ---------------

AAM/Zazove Institutional Income Fund
  L.P ...........................................        1,500,000      none           17,720              17,720            0
The Allstate Corporation(6) .....................        9,200,000      none          192,891             108,683       84,208
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd. ...........................       10,000,000      none          118,135             118,135            0
Argent Convertible Arbitrage Fund
  Ltd ...........................................        5,000,000      none           59,067              59,067            0
Associated Electric & Gas Insurance
  Services Ltd. .................................          600,000      none            7,088               7,088            0
Bancroft Convertible Fund, Inc. .................          750,000      none            8,860               8,860            0
Bankers Life Insurance Company of New York(7)....           35,000      none              413                 413            0
Bay County PERS .................................          300,000      none            3,544               3,544            0
Bear, Stearns & Co., Inc.(8) ....................        1,275,000      none          110,003              15,062       94,941
BP Amoco PLC, Master Trust ......................          700,000      none            8,269               8,269            0
California State Automobile
  Assn. Inter-Insurance .........................        1,200,000      none           14,176              14,176            0
Continental Assurance Company Separate
  Account(E) ....................................        6,200,000      none           73,243              73,243            0
Continental Casualty Company ....................       37,500,000      none          443,006             443,006            0
D.E. Shaw Investments, L.P.(9) ..................        6,000,000      none          186,461              70,881      115,580
D.E. Shaw Valence, L.P.(10) .....................       24,000,000      none          745,846             283,524      462,322
Deutsche Banc Alex. Brown Inc. ..................      138,350,000      none        1,634,397           1,634,397            0
Ellsworth Convertible Growth and Income
  Fund, Inc. ....................................          750,000      none            8,860               8,860            0
Gaia Offshore Master Fund Ltd. ..................       15,000,000      none          177,202             177,202            0
GLG Market Neutral Fund(11) .....................        2,000,000      none          313,981              23,627      290,354
Global Bermuda Limited Partnership ..............        1,000,000      none           11,813              11,813            0
Goldman, Sachs & Co.(12) ........................          600,000      none            7,088               7,088            0
Granville Capital Corporation(13) ...............        7,200,000      none          200,637              85,057      115,580
HFR Master Fund LTD .............................          500,000      none            5,906               5,906            0
HighBridge International LLC(14) ................       72,000,000      none        1,139,523             850,572      288,951
HSBC Ttee Zola Managed Trust(15) ................          700,000      none           16,524               8,269        8,255
KBC Financial Products (Cayman Islands) Ltd. ....       20,000,000      none          263,270             263,270            0
KBC Financial Products USA ......................        6,500,000      none           76,787              76,787            0
Kerr-McGee Corporation ..........................        1,200,000      none           14,176              14,176            0
Lakeshore International Ltd. ....................        2,250,000      none           26,580              26,580            0
Lyxor MasterFund(16) ............................        1,300,000      none           23,612              15,357        8,255
Merrill Lynch Pierce Fenner & Smith
   Incorporated(17) .............................       13,750,000      none          162,435             162,435            0
MFS Total Return Fund ...........................        5,750,000      none           67,927              67,927            0
MLQA Convertible Securities Arbitrage Ltd. (18) .       20,000,000      none          236,270             236,270            0
Morgan Stanley & Co. Incorporated(19) ...........       35,000,000      none          413,472             413,472            0
Onyx Fund Holdings, LDC(20) .....................       10,000,000      none          283,250             118,135      165,115
Quattro Fund, Ltd.(21) ..........................        4,250,000      none           74,974              50,207       24,767
R2 Investments, LDC(22) .........................       30,000,000      none          866,261             354,405      511,856
RAM Trading LTD .................................        5,000,000      none           59,067              59,067            0
RET Pension Plan of the California State
  Automobile Assn ...............................          300,000      none            3,544            3,544                0
Royal Bank of Canada ............................        6,750,000      none           79,941           79,741              200
Salomon Smith Barney Inc.(23) ...................       19,000,000      none          775,114          224,456          550,658
SAM Investments LDC .............................        7,500,000      none           88,061           88,061                0
Teachers Insurance and Annuity
  Association ...................................       12,500,000      none          147,668          147,668                0
Tribeca Investments, LLC ........................       73,000,000      none          862,385          862,385                0
Triborough Partners QP, LLC .....................        1,750,000      none           20,673           20,673                0
UBS AG London Branch(24) ........................          615,000      none        1,303,417            7,265        1,296,152
UBS O'Connor LLC ................................       50,000,000      none          590,675          590,675                0
UBS Warburg LLC .................................        7,950,000      none           93,917           93,917                0
Value Line Convertible Fund, Inc.(25) ...........          700,000      none           24,780            8,269           16,511
Victory Capital Management(26) ..................        3,105,000      none           98,185           36,680           61,505
White River Securities, LLC(27) .................        1,275,000      none          110,003           15,062           94,941
Zola Partners L.P.(28) ..........................        1,500,000      none           34,231           17,720           16,511

                                                       PRINCIPAL      PRINCIPAL                                         SHARES OF
                                                        AMOUNT        AMOUNT AT   SHARES OF CLASS A                   CLASS A STOCK
                                                      AT MATURITY    MATURITY OF    COMMON STOCK        SHARES OF       COMMON
                                                        OF NOTES     NOTES OWNED    BENEFICIALLY     CLASS A COMMON   BENEFICIALLY
                                                       OWNED AND      AFTER THE     OWNED PRIOR       STOCK OFFERED   OWNED AFTER
SELLING HOLDERS(1)                                     OFFERED(2)    OFFERING(3)    TO OFFERING        HEREBY(4)(5)  THE OFFERING(3)
---------------------------                           -----------    -----------  -----------------  -------------- ---------------


Zurich Institutional Benchmarks Master
  Fund LTD ......................................        1,500,000      none           17,720           17,720                0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other holder(29) ........       85,945,000      none        1,015,311        1,015,311                0

---------

(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(3) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.

(4) Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

(5) The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table have been rounded down.

(6) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,950,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $5,250,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $5,100,000 principal amount at maturity of our 2% Exchangeable Senior Notes due 2021. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 146,228 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 84,208 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(7) Bankers Life Insurance Company of New York holds $80,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(8) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(9) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(10) Of the shares listed as beneficially owned prior to and after the offering, 462,322 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(11) Of the shares listed as beneficially owned prior to and after the offering, 290,354 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(12) Goldman, Sachs & Co. has performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, Goldman Sachs holds $2,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(13) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Granville Capital Corporation holds $84,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(14) Of the shares listed as beneficially owned prior to and after the offering, 288,951 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. High Bridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(15) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(16) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(17) Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. In addition, Merrill Lynch Pierce Fenner & Smith Incorporated holds 7,552 of our Premium PHONES.

(18) MLQA Convertible Securities Arbitrage Ltd. is affiliated with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(19) Morgan Stanley & Co. Incorporated has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(20) Of the shares listed as beneficially owned prior to and after the offering, 165,115 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(21) Of the shares listed as beneficially owned prior to and after the offering, 24,767 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(22) Of the shares listed as beneficially owned prior to and after the offering, 511,856 shares of Class A common stock are issuable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(23) Of the shares listed as beneficially owned prior to and after the offering, 550,658 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. Salomon Smith Barney is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(24) Of the shares listed as beneficially owned prior to and after the offering, 1,296,152 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(25) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(26) Of the shares listed as beneficially owned prior to and after the offering, 61,505 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(27) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(28) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Zola Partners. L.P. holds 145,600 of our FELINE PRIDES.

(29) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.